Item 77Q1(b)

Munder Bond Fund: At the February 15, 2011 Regular Meeting of the Board of Trustees of Munder Series Trust ("MST"), the Board approved the following resolutions relating to the investment strategy change for the Munder Bond Fund:

      RESOLVED, that the change to the principal investment strategies of the Bond Fund to increase the Fund's permitted investments in debt securities that are rated below investment grade or in comparable unrated securities from 5% of the Fund's total assets to up to 20% of the Fund's total assets, as described at this meeting, be, and it hereby is, approved;
      and further

      RESOLVED, that the appropriate officers of MST be, and each hereby is, authorized to prepare and file supplements or amendments to any registration statement, and to make any other federal or state filing, execute documents and take such other actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, and any prior actions of and execution of documents by such officers with respect to the foregoing, be, and hereby are, ratified.

In addition, the following description of the changes in investment strategy was included in a Prospectus Supplement dated February 16, 2011, which was sent to all existing shareholders:

Changes in Investment Strategy
Effective April 18, 2011

Investors are advised of the following changes to the Prospectus that will become effective on April 18, 2011:

1. On page 2 of the Prospectus, the following disclosure will be added under the heading "Principal Investment Strategies":

      The Fund may invest up to 20% of its total assets in debt securities that are rated below investment grade or in comparable unrated securities.

Munder International Fund - Core Equity: At the February 15, 2011 Regular Meeting of the Board of Trustees of Munder Series Trust ("MST"), the Board approved the following resolutions relating to the investment strategy change for the Munder International Fund - Core Equity:

      RESOLVED, that the change in the International Fund - Core Equity's benchmark from the MSCI EAFE (Europe, Australasia, Far East) Index to the MSCI ACWI (All Country World Index) ex U.S. be, and it hereby is, approved; and further

      RESOLVED, that the changes to the principal investment strategies of the International Fund - Core Equity, so that the Fund will primarily invest in securities of companies in countries represented in the MSCI ACWI (All Country World Index) ex U.S., and to remove the limitations of no more than 20% of the Fund's assets in investments in emerging markets countries and no more than 5% of its assets in companies of any one emerging market country, as described at this meeting, be, and they hereby are, approved; and further

      RESOLVED, that the appropriate officers of MST be, and each hereby is, authorized to prepare and file supplements or amendments to any registration statement, and to make any other federal or state filing, execute documents and take such other actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, and any prior actions of and execution of documents by such officers with respect to the foregoing, be, and hereby are, ratified.

In addition, the following description of the changes in investment strategy was included in a Prospectus Supplement dated February 16, 2011, which was sent to all existing shareholders:

Changes in Investment Strategies and Performance Benchmark
Effective April 18, 2011

Investors are advised of the following changes to the Prospectus that will become effective on April 18, 2011:

On page 2 of the Prospectus, the language under the heading "Principal Investment Strategies" will be deleted it its entirety and replaced with the following:

      PRINCIPAL INVESTMENT STRATEGIES
      The advisor pursues long-term growth of capital by investing primarily in securities of companies in countries represented in the Morgan Stanley Capital International All Country World (MSCI ACWI) Index ex U.S., but may also invest in companies from other countries.

      Under normal circumstances, at least 80% of the Fund's assets will be invested in equity securities (i.e., common stocks, preferred stocks, convertible securities and rights and warrants). This investment strategy may not be changed without 60 days' prior notice to shareholders. For purposes of this investment strategy, assets of the Fund means net assets plus the amount of any borrowings for investment purposes.

      The advisor employs a bottom-up investment approach that emphasizes individual stock selection. The advisor's investment process uses a combination of quantitative and traditional qualitative, fundamental analysis to identify attractive stocks with low relative price multiples and positive trends in earnings forecasts. The stock selection process is designed to produce a diversified portfolio that, relative to the MSCI ACWI Index ex U.S., tends to have a below-average price-to-earnings ratio and an above-average earnings growth trend.

      Fund investment allocation to countries and sectors tends to closely approximate the country and sector allocations of the MSCI ACWI Index ex U.S., which concentrates its exposure in one or more countries, regions or sectors. The Fund will, however, be invested in a minimum of ten countries.

      There is no limit on the market capitalization in which the Fund may invest; therefore, the Fund's investments may include small-, mid- and large-capitalization companies.

      From time to time, the advisor will use futures contracts and/or exchange-traded funds (ETFs) to manage cash.





Munder Veracity Small-Cap Value Fund: At the February 15, 2011 Regular Meeting of the Board of Trustees of Munder Series Trust ("MST"), the Board approved the following resolutions relating to the investment strategy change for the Munder Small-Cap Value Fund:

      RESOLVED, that the filing with the SEC pursuant to Rule 497(e) under the 1933 Act of a Supplement dated January 18, 2011 to the Prospectus dated October 30, 2010 for the Munder Small-Cap Value Fund of MST to notify investors of a change in the Fund's portfolio management team and changes to the Fund's principal investment strategies, and the actions of the appropriate officers of MST in connection with such filing be, and hereby are, ratified, confirmed and approved in all respects; and further

      RESOLVED, that the filing with the SEC pursuant to Rule 497(e) under the 1933 Act of the Prospectus dated October 30, 2010, as supplemented and restated on January 18, 2011, for the Munder Small-Cap Value Fund of MST, and the actions of the appropriate officers of MST in connection with such filing be, and hereby are, ratified, confirmed and approved in all respects; and further

      RESOLVED, that the filing with the SEC pursuant to Rule 497(k) under the 1933 Act of a Summary Prospectus dated January 18, 2011 for the Munder Small-Cap Value Fund of MST, and the actions of the appropriate officers of MST in connection with such filing be, and hereby are, ratified, confirmed and approved in all respects.

In addition, the following description of the changes in investment strategy was included in a Prospectus Supplement dated January 18, 2011, which was sent to all existing shareholders:

Changes in Investment Objective, Investment Strategies and Portfolio Management Team

Investors are advised of the following changes to the Prospectus: (i) effective upon the sixtieth (60th) day after the date of this Supplement, the Munder Small-Cap Value Fund ("Fund") will change its investment objective from being "to provide long-term capital appreciation" to being "to seek to achieve long-term capital growth;" (ii) effective upon the date of this Supplement, the Fund change its investment strategies (as described more fully below);
and (iii) effective upon the date of this Supplement, the Fund will change its portfolio management team.

1.	Change in Investment Objective

Effective upon the sixtieth (60th) day after the date of this Supplement, the information in the "Investment Objective" section of the Prospectus is deleted in its entirety and replaced with the following information. All other references to the Fund's investment objective are also changed accordingly.

      INVESTMENT OBJECTIVE
      The Fund's investment objective is to seek to achieve long-term capital growth.

2.	Change in Principal Investment Strategies

Effective upon the date of this Supplement, on page 2 of the Prospectus, the "Principal Investment Strategies" of the Fund are hereby deleted in their entirety and replaced with the following:

PRINCIPAL INVESTMENT STRATEGIES
The advisor pursues its investment objective by investing, under normal circumstances, at least 80% of the Fund's assets in equity securities (i.e., common stocks, preferred stocks, convertible securities and rights and warrants) of small-capitalization companies. This investment strategy may not be changed without 60 days' prior notice to shareholders. For purposes of this investment strategy, assets of the Fund means net assets plus the amount of any borrowings for investment purposes. Small-capitalization companies means those companies with market capitalizations within the range of companies included in the Russell 2000 Index ($10 million to $5.2 billion as of December 31, 2010). The Fund may, however, also invest (i) in equity securities of larger companies and (ii) up to 25% of its assets in foreign securities.

When selecting securities to invest in, the advisor seeks out companies that appear to be undervalued according to certain financial measurements of their intrinsic net worth or business prospects. The Fund typically holds a diversified portfolio of 100 to 150 companies. The advisor chooses the Fund's investments by employing a value-oriented approach that focuses on securities that offer value with improving sentiment. The advisor finds these value-oriented investments by, among other things: (i) rigorously analyzing the company's financial characteristics and assessing the quality of the company's management; (ii) considering comparative price-to-book, price-to-sales and price-to-cash flow ratios; and (iii) analyzing cash flows to identify stocks with the most attractive potential returns.

The advisor regularly reviews the Fund's investments and will sell securities when the advisor believes the securities are no longer attractive because
(i) of price appreciation, (ii) of a significant change in the fundamental outlook of the company or (iii) other investments available are considered to be more attractive.